EXHIBIT 6(k)
ARTICLES OF MERGER
OF
INDIANAPOLIS LIFE INSURANCE COMPANY,
an Indiana Insurance Company,
(the “Nonsurviving Company”)
WITH AND INTO
AVIVA LIFE AND ANNUITY COMPANY,
an Iowa Insurance Company
(the “Surviving Company”)
          In accordance with the requirements of the Indiana and Iowa insurance laws, the undersigned insurance companies, desiring to effect a merger (the “Merger”), hereby adopt these Articles of Merger and certify that:
ARTICLE I
Surviving Company
          The name of the insurance company surviving the Merger is Aviva Life and Annuity Company (the “Surviving Company”). The Surviving Company is an Iowa-domiciled insurance company existing under Iowa law.
ARTICLE II
Nonsurviving Company
          The name of the insurance company merging with and into the Surviving Company is Indianapolis Life Insurance Company (the “Nonsurviving Company”), an Indiana-domiciled insurance company existing under Indiana law.

ARTICLE III
Agreement and Plan of Merger
          The Agreement and Plan of Merger providing for the Merger of the Nonsurviving Company with and into the Surviving Company and containing the information required by Indiana Code 27-1-9-3 and by I.C.A. § 490.1102 is attached hereto as Exhibit A and made a part hereof.
ARTICLE IV
Effective Time
          The Merger shall become effective at 10:59 pm Central Daylight Time on September 30, 2008, or such later time and date as may be provided by law.
ARTICLE V
Manner of Adoption and Vote of Surviving Company
          The manner of adoption of the Agreement and Plan of Merger and the vote by which it was adopted by the Surviving Company were as follows:
          1. Action by Directors. The Board of Directors of the Surviving Company, acting by unanimous written consent dated August 13, 2008, adopted resolutions approving the Agreement and Plan of Merger and directing that the Agreement and Plan of Merger be submitted to a vote by the sole shareholder of the Surviving Company.
          2. Action by Shareholder. By unanimous written consent dated August 13, 2008, the sole shareholder of the Surviving Company, holding 100% of the Surviving Company’s issued and outstanding shares of capital stock, duly approved the Agreement and Plan of Merger.
          3. Subsequent Action by Directors. The Board of Directors of the Surviving Company, acting by unanimous written consent dated September 13, 2008, adopted resolutions reapproving the Agreement and Plan of Merger and authorizing the execution of the Agreement and Plan of Merger by the officers of the Surviving Company for and on its behalf.
          4. Compliance with Legal Requirements. The manner of the adoption of the Agreement and Plan of Merger and the vote by which it was adopted constitute full legal compliance with the provisions of the Indiana and Iowa insurance laws and the Articles of Incorporation and By-Laws of the Surviving Company.
ARTICLE VI
Manner of Adoption and Vote of Nonsurviving Company
          The manner of adoption of the Agreement and Plan of Merger and the vote by which it was adopted by the Nonsurviving Company were as follows:
          1. Action by Directors. The Board of Directors of the Nonsurviving Company, acting by unanimous written consent dated August 13, 2008, adopted resolutions approving the Agreement and Plan of Merger and directing that the Agreement and Plan of Merger be submitted to a vote by the sole shareholder of the Nonsurviving Company.
          2. Action by Shareholder. By unanimous written consent dated August 13, 2008, the sole shareholder of the Nonsurviving Company, holding 100% of the Nonsurviving Company’s issued and outstanding shares of capital stock, duly approved the Agreement and Plan of Merger.
          3. Subsequent Action by Directors. The Board of Directors of the Nonsurviving Company, acting by unanimous written consent dated September 13, 2008, adopted resolutions reapproving the Agreement and Plan of Merger and authorizing the execution of the Agreement and Plan of Merger by the officers of the Nonsurviving Company for and on its behalf.

          4. Compliance with Legal Requirements. The manner of the adoption of the Agreement and Plan of Merger and the vote by which it was adopted constitute full legal compliance with the provisions of the Indiana and Iowa insurance laws and the Articles of Incorporation and By-Laws of the Nonsurviving Company.
          IN WITNESS WHEREOF, the Surviving Company and the Nonsurviving Company have caused these Articles of Merger to be signed by their respective duly authorized officers this 15th day of September, 2008.

AVIVA LIFE AND ANNUITY COMPANY (Surviving Company)

By:	/s/ Christopher J. Littlefield

Name:	Christopher J. Littlefield
Title:	Executive Vice President- Chief Operating Officer

By:	/s/ Michael H. Miller

Name:	Michael H. Miller
Title:	Executive Vice President, General Counsel and Secretary

ACKNOWLEDGMENT

STATE OF IOWA	)
	)	SS:
COUNTY OF POLK	)
          I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Iowa, hereby certify that Christopher J. Littlefield and Michael H. Miller, the Executive Vice President- Chief Operating Officer and Executive Vice President, General Counsel and Secretary, respectively, of Aviva Life and Annuity Company, personally appeared before me, acknowledged execution of the foregoing Articles of Merger for and on behalf of Aviva Life and Annuity Company and swore or attested to the truth of the facts therein stated.
          WITNESS my hand and Notarial Seal this 15th day of September, 2008.

/s/ Jane F. Walker

Notary Public

Jane F. Walker

Printed Name
My County of Residence: Polk County , Iowa
My Commission Expires: November 4, 2010

INDIANAPOLIS LIFE INSURANCE COMPANY (Nonsurviving Company)

By:	/s/ Brenda J. Cushing

Name:	Brenda J. Cushing
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ Leif E. Gustafson

Name:	Leif E. Gustafson
Title:	Assistant Secretary

ACKNOWLEDGMENT

STATE OF IOWA	)
	)	SS:
COUNTY OF POLK	)
          I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Iowa, hereby certify that Brenda J. Cushing and Leif E. Gustafson, the Executive Vice President, Chief Financial Officer and Treasurer, and Assistant Secretary, respectively, of Indianapolis Life Insurance Company, personally appeared before me, acknowledged execution of the foregoing Articles of Merger for and on behalf of Indianapolis Life Insurance Company and swore or attested to the truth of the facts therein stated.
          WITNESS my hand and Notarial Seal this 15th day of September, 2008.

/s/ Jane F. Walker

Notary Public

Jane F. Walker

Printed Name
My County of Residence: Polk County , Iowa
My Commission Expires: November 4, 2010
This instrument was prepared by Richard T. Freije, Jr. , Attorney at Law, Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204

ARTICLES OF MERGER
OF
INDIANAPOLIS LIFE INSURANCE COMPANY
WITH AND INTO
AVIVA LIFE AND ANNUITY COMPANY
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA
     Pursuant to the provisions of Chapters 490 and 521 of the 2007 Code of Iowa (the “Code”), INDIANAPOLIS LIFE INSURANCE COMPANY, a life insurance company organized under Indiana law (the “Merging Corporation”), and AVIVA LIFE AND ANNUITY COMPANY, a life insurance company organized under Iowa law (the “Surviving Corporation”), hereby adopt the following Articles of Merger for the purpose of merging the Merging Corporation with and into the Surviving Corporation.
ARTICLE I
PLAN OF MERGER
     Attached hereto as Annex A and made a part hereof is the Agreement and Plan of Merger, dated September 15, 2008 (the “Plan of Merger”), for merging (the “Merger”) the Merging Corporation with and into the Surviving Corporation, as adopted by the respective Boards of Directors of the Merging Corporation and the Surviving Corporation.
ARTICLE II
SURVIVING CORPORATION
     The Surviving Corporation shall continue its existence as the survivor of the Merger pursuant to the provisions of the Code.
ARTICLE III
ARTICLES OF INCORPORATION
     The Amended and Restated Articles of Incorporation of the Surviving Corporation as amended and in effect immediately prior to the Effective Time (as defined in Article V below) will continue in effect as the articles of incorporation of the Surviving Corporation until thereafter further amended in accordance with the terms and provisions thereof and the Code.
ARTICLE IV
AUTHORITY
     4.1 The Merger is permitted by the Code and the laws of the State of Indiana.

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     4.2 With respect to the Surviving Corporation, the Plan of Merger was duly approved by the sole shareholder of the Surviving Corporation in the manner required by Chapters 490 and 521 the Code and the Amended and Restated Articles of Incorporation, as amended, of the Surviving Corporation.
     4.3 With respect to the Merging Corporation, the Plan of Merger and the performance of its terms was duly authorized by all action required by the laws of the State of Indiana and by the Articles of Incorporation, as amended, and other organizational documents of the Merging Corporation.
ARTICLE V
EFFECTIVE TIME
     4.1 These Articles of Merger, and the Merger herein provided for, shall be effective at 10:59 p.m., Central Daylight Saving Time, on September 30, 2008 (the “Effective Time”).
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     IN WITNESS WHEREOF, the Merging Corporation and the Surviving Corporation have executed and delivered these Articles of Merger as of this 15th day of September, 2008.

INDIANAPOLIS LIFE INSURANCE COMPANY

By:	/s/ Brenda J. Cushing

Name:	Brenda J. Cushing
Title:	Executive Vice President, Chief Financial Officer and Treasurer
ATTEST

By:	/s/ Leif E. Gustafson

Name:	Leif E. Gustafson
Title:	Assistant Secretary

AVIVA LIFE AND ANNUITY COMPANY

By:	/s/ Christopher J. Littlefield

Name:	Christopher J. Littlefield
Title:	Executive Vice President- Chief Operating Officer
ATTEST

By:	/s/ Michael H. Miller

Name:	Michael H. Miller
Title:	Executive Vice President, General Counsel and Secretary

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Annex A
Agreement and Plan of Merger
for
Merger of
Indianapolis Life Insurance Company
with and into
Aviva Life and Annuity Company
See Attached

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 15th day of September, 2008, is between Indianapolis Life Insurance Company, a stock insurance company organized under the laws of the State of Indiana (“ILICO”), and Aviva Life and Annuity Company, a stock insurance company organized under the laws of the State of Iowa (“Surviving Company”).
W I T N E S S E T H:
          WHEREAS, ILICO and the Surviving Company have determined that it would be in their respective best interests and the best interests of their respective shareholders to effect the transactions contemplated by this Agreement; and
          WHEREAS, in furtherance thereof, the respective Boards of Directors of ILICO and the Surviving Company, and the respective sole shareholders of each of ILICO and the Surviving Company, have duly approved the merger of ILICO with and into the Surviving Company upon the terms and subject to the conditions of this Agreement (the “Merger”);
          NOW, THEREFORE, in order to effect the transactions contemplated by this Agreement and in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:
          Section 1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the provisions of this Agreement, the Indiana Insurance Code (the “Indiana Code”) and the Iowa Insurance Code (the “Iowa Code”), ILICO shall be merged with and into the Surviving Company in accordance with I.C. 27-1-9, et. seq. and I.C.A. §§ 490 and 521, et. seq., and the separate existence of ILICO shall thereupon cease.
          (b) As soon as is practicable after the satisfaction or, if permitted, waiver of the conditions set forth in Section 6 hereof, the parties hereto shall cause the Merger to be consummated by causing (i) articles of merger to be filed in the office of the Iowa Secretary of State, as required by I.C.A. § 490.1106, after receiving approval of the plan of merger by the Iowa Insurance Commissioner and the Iowa Attorney General, and (ii) articles of merger, with the approval of the Indiana Insurance Commissioner endorsed thereon, to be filed in the office of the Indiana Secretary of State, as required by IC 27-1-9-3. The Merger shall become effective at the date and time specified in the Articles of Merger filed with the Indiana and Iowa Secretaries of State (which, in any event, will not occur prior to the date on which the Indiana Secretary of State issues the certificate of merger), provided both a certificate of approval of the merger from the Iowa Insurance Commissioner and a power of attorney appointing the Indiana Insurance Commissioner attorney for service of process of the Surviving Company have been filed with the Indiana Department of Insurance (the “Effective Time”).

          (c) From and after the Effective Time, the Merger shall have all the effects set forth in the Indiana Code and the Iowa Code. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the Indiana Code and the Iowa Code, all of the properties, rights, privileges, powers and franchises of ILICO shall vest in the Surviving Company and all of the debts, liabilities and duties of ILICO shall become the debts, liabilities and duties of the Surviving Company. All policies of insurance and annuity contracts issued by ILICO shall, as of the Effective Time, become policies of insurance of the Surviving Company.
          (d) The articles of incorporation of the Surviving Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company from and after the Effective Time until thereafter amended in accordance with the provisions thereof and the Iowa Code.
          (e) The by-laws of the Surviving Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company from and after the Effective Time until altered, amended or repealed as provided therein or in the articles of incorporation of the Surviving Company and the Iowa Code.
          (f) As of the Effective Time, the Board of Directors and the officers of the Surviving Company shall be the then serving directors and officers of Surviving Company, to serve until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.
          (g) All appointments heretofore made, and in effect as of the Effective Time, by ILICO of persons to act as its licensed agents are hereby ratified and accepted as its own by the Surviving Company, effective as of the Effective Time. The Surviving Company shall be bound by the acts of such agents in the same manner and to the same degree as was ILICO.
          Section 2. Disposition of Shares. The sole shareholder of ILICO, being ILICO Holdings, Inc., shall upon the Effective Time, surrender its shares of stock in ILICO, which shares shall be canceled without any further action by anyone. No additional stock in the Surviving Company shall be issued.
          Section 3. Dissenting Shareholders. The sole shareholder of ILICO has voted to approve the Merger and this Agreement pursuant to a resolution dated August 13, 2008. As a result, there are no dissenting shareholders of ILICO. Notwithstanding the above, any dissenting shareholder shall be entitled to payment in cash of an amount equal to the fair value of the stock if the shareholder shall refuse to assent to the Merger.
          Section 4. Regulatory Oversight of the ILICO Closed Block. As of the Effective Time, the Iowa Division of Insurance will assume from the Indiana Department of Insurance regulatory oversight of the ILICO closed block created in connection with ILICO’s 2001 demutualization (the “Closed Block”). Such oversight will be consistent with the terms of the Plan of Conversion to a Stock Insurance Company (“Plan of Conversion”), dated September 18, 2000 and the Closed Block Memorandum, dated September 18, 2000 (the “Closed Block Memorandum”). In connection with such oversight, the Surviving Company will provide to or seek from the Iowa Division of Insurance, as appropriate, all reports or approvals that ILICO was required, on a pre-Merger basis, to provide to or seek from the Indiana Department of Insurance as set forth in the above referenced documents, including:
          (a) Filing with the Iowa Commissioner a triennial report and opinion on the Closed Block by an independent actuary;
          (b) Submitting to the Iowa Commissioner annual reports, in a form acceptable to the Iowa Commissioner, that account for and describe the operations of the Closed Block;
          (c) Seeking the Iowa Commissioner’s approval for changes in practices with respect to guaranteeing dividends on Closed Block policies;
          (d) Obtaining the Iowa Commissioner’s approval for modifications to the Closed Block Memorandum or plan of operations as described in Article 8 of the Plan of Conversion (it being understood that: (i) the Surviving Company shall not charge the cost, or apply the benefit, of any reinsurance existing as of the Effective Time to the Closed Block except as contemplated by the Plan of Conversion and the Closed Block Memorandum with respect to reinsurance existing at the time the Closed Block was established; and (ii) the Surviving Company will obtain the Iowa Commissioner’s approval before entering into any new reinsurance arrangements related to the Closed Block after the Effective Time, or effectuating any changes to such new reinsurance arrangements, including in either case allocation to the Closed Block of the costs or benefits of such new reinsurance arrangements); and
          (e) Seeking the Iowa Commissioner’s approval for termination of the Closed Block.
          Section 5. Informational Filings with the Indiana Department of Insurance Concerning the ILICO Closed Block. The Surviving Company shall provide to the Indiana Department of Insurance informational copies of all reports and filings concerning the Closed Block that it makes with the Iowa Division of Insurance, at the same time or promptly after the same are filed with the Iowa Division of Insurance, until such time as the Indiana Department of Insurance advises the Surviving Company that it may discontinue delivery of such informational copies.
          Section 6. Conditions Precedent to Merger. The respective obligations of ILICO and Surviving Company to effect the Merger shall be subject to the satisfaction of the following conditions:
          (a) All consents, authorizations and approvals of the parties’ boards of directors and shareholders and all other corporate action required by the Indiana Code, the Iowa Code or the parties’ articles of incorporation or by-laws in connection with the execution, delivery and performance of this Agreement shall have been obtained.
          (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority including, but not limited to, the Indiana Department of Insurance, the Iowa Division of Insurance, the Iowa Attorney General, and the

Indiana and Iowa Secretaries of State, required in connection with the execution, delivery and performance of this Agreement shall have been obtained (or made).
          (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which ILICO or Surviving Company is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent or alter the effect of the consummation of the Merger or would be material to the Surviving Company, shall have been obtained.
          (d) No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the Merger and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, promulgated or enforced by any United States court or governmental authority of competent jurisdiction which prohibits the consummation of the Merger.
          (e) No litigation shall be pending which seeks to enjoin, prohibit or in any way restrict the consummation of the Merger, or alter the effect thereof.
          Section 7. Further Assurances. From time to time, as and when requested by the Surviving Company, ILICO shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as the Surviving Company may deem necessary or desirable in order to vest in and confirm to the Surviving Company and its successors and assigns, title to and possession of all the properties, rights, privileges, powers and franchises referred to in Section 1(c) hereof and otherwise to carry out the intent and purposes of this Agreement. From time to time, as and when necessary, the Surviving Company shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as are necessary or desirable in order to assume or otherwise comply with the outstanding debts, liabilities, duties or other obligations of ILICO.
          Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to principles of conflicts of laws.
          Section 9. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
          Section 10. Amendments. At any time before or after the approval and adoption of this Agreement by the respective shareholders of ILICO and the Surviving Company, but prior to the Effective Time, this Agreement may be amended in matters of form or substance, or supplemented by additional agreements, articles or certificates, to the extent permitted by the Indiana Code and Iowa Code, as may be determined in the judgment of the Boards of Directors of ILICO and the Surviving Company to be necessary, desirable or expedient to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Agreement.

          Section 11. Termination and Abandonment. At any time prior to the Effective Time, the Boards of Directors of ILICO and the Surviving Company may cause the Merger and the transactions contemplated by this Agreement to be abandoned or delayed if such Boards determine that such abandonment or delay would be in the best interests of ILICO and the Surviving Company and their respective shareholders. In the event of the termination and abandonment of this Agreement and the Merger pursuant to the preceding sentence, this Agreement shall become void and have no effect, without any liability on the part of ILICO or the Surviving Company or their shareholders, directors or officers in respect thereof.
          Section 12. No Compensation In Connection With Merger. No director or officer of either ILICO or the Surviving Company or any parent corporation or subsidiary corporation shall receive any fee, commission, compensation or other valuable consideration (other than regular salary or other compensation earned in carrying out his or her normal duties) directly or indirectly for aiding, promoting or assisting in the Merger.
          Section 13. Interpretation; Descriptive Headings. (a) For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
          (b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.
          Section 14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
          Section 15. Expenses. In the event that the Merger is not effectuated, each of ILICO or the Surviving Company shall be responsible for all expenses in respect of this Agreement incurred by or attributable to it.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

INDIANAPOLIS LIFE INSURANCE COMPANY

By:	/s/ Brenda J. Cushing

Name:	Brenda J. Cushing
Title:	Executive Vice President, Chief Financial Officer and Treasurer
ATTEST:

By:	/s/ Leif E. Gustafson	(Corporate Seal)

Name:	Leif E. Gustafson
Title:	Assistant Secretary

AVIVA LIFE AND ANNUITY COMPANY

By:	/s/ Christopher J. Littlefield

Name:	Christopher J. Littlefield
Title:	Executive Vice President, Chief Operating Officer
ATTEST:

By:	/s/ Michael H. Miller	(Corporate Seal)

Name:	Michael H. Miller
Title:	Executive Vice President, General Counsel and Secretary